Exhibit 11.1





                          MEDIC COMPUTER SYSTEMS, INC.
               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK



                                                          ----------------------------------     ----------------------------------
                                                                 THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                          ----------------------------------     ----------------------------------
                                                                      JUNE 30,                               JUNE 30,
                                                                1996             1995                 1996              1995
                                                                ----             ----                 ----              ----


Primary:
Weighted average number of Common Shares outstanding         24,315,656         23,483,170           24,274,760        22,744,398
Common Stock equivalents assuming exercise of  dilutive
options, determined by the treasury stock method                498,774            601,078              511,396           642,760
                                                                -------            -------              -------           -------
Common Stock and equivalents                                 24,814,430         24,084,248           24,786,156        23,387,158
                                                             ==========         ==========           ==========        ==========

Pro Forma Net income                                        $  5,460,000       $ 4,279,000          $10,594,000       $ 7,817,000
                                                            ============       ===========          ===========       ===========
Pro Forma Net income per Common Share                              $ .22             $ .18                $ .43             $ .33
                                                                   =====             =====                =====             =====



Fully diluted:
Weighted average number of Common Shares outstanding          24,315,656        23,483,170           24,274,760        22,744,398
Common Stock equivalents assuming exercise of dilutive
options, determined by the treasury stock method                 488,048           601,078              523,584           642,760
                                                                 -------           -------              -------           -------
Common Stock and equivalents                                  24,803,704        24,084,248           24,798,344        23,387,158
                                                              ==========        ==========           ==========        ==========

Pro Forma Net income                                         $ 5,460,000       $ 4,279,000          $10,594,000       $ 7,817,000
                                                             ===========       ===========         ============       ===========
Pro Forma Net income per Common Share                              $ .22            $ .18                 $ .43             $ .33
                                                                   =====            =====                 =====             =====



Notes:
The calculation for pro forma fully diluted earnings per share has not been included with the Consolidated Statements of Operations as fully diluted earnings per share does not differ from primary earnings per share.

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